Exhibit 1.2

EXECUTION COPY

DISCOVER CARD MASTER TRUST I

CREDIT CARD PASS-THROUGH CERTIFICATES

TERMS AGREEMENT

Dated: January 11, 2005

To:	Discover Bank, as Seller under the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004.

Re:	Underwriting Agreement dated December 19, 2003

Title of Securities:

Discover Card Master Trust I, Series 2005-1 Floating Rate Class A Credit Card Pass-Through Certificates and

Discover Card Master Trust I, Series 2005-1 Floating Rate Class B Credit Card Pass-Through Certificates.

Initial Principal Amount of Certificates: $1,578,948,000

Series and Class Designation Schedule:

Discover Card Master Trust I, Series 2005-1 $1,500,000,000 Floating Rate Class A Credit Card Pass-Through Certificates.

Discover Card Master Trust I, Series 2005-1 $78,948,000 Floating Rate Class B Credit Card Pass-Through Certificates.

Series Cut-Off Date: January 1, 2005

Certificate Rating:	Moody’s Investors	Standard & Poor’s
	Service, Inc.	Ratings Services
Class A	Aaa	AAA
Class B	A2	A

Aggregate outstanding balance of Receivables as of January 1, 2005: $35,519,346,935.41

Date of Series Supplement: January 18, 2005.

Certificate Rate:

Class A:	One-month LIBOR plus 0.01% per annum; and

Class B:	One-month LIBOR plus 0.15% per annum.

Terms of Sale:

The purchase price for the Certificates to the Underwriters will be

99.825% of the aggregate principal amount of the Class A Certificates and
99.775% of the aggregate principal amount of the Class B Certificates.

The Underwriters will offer the Certificates to the public at a price equal to

100% of the aggregate principal amount of the Class A Certificates and
100% of the aggregate principal amount of the Class B Certificates.

Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on January 18, 2005, or at such other time as may be agreed upon in writing.

     Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Series 2005-1 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED As Representative of the Underwriters named in Schedule I hereto
By:	/s/ Peter Chai

Accepted: DISCOVER BANK
By:	/s/ Michael F. Rickert

SCHEDULE I

UNDERWRITERS

$1,500,000,000 Floating Rate Class A Credit Card Pass-Through Certificates, Series 2005-1

Principal Amount
Morgan Stanley & Co. Incorporated	$1,125,000,000
Deutsche Bank Securities Inc.	$135,000,000
RBC Capital Markets Corporation	$105,000,000
Calyon Securities (USA) Inc.	$45,000,000
Wachovia Capital Markets, LLC	$45,000,000
Wells Fargo Securities, LLC	$45,000,000
Total	$1,500,000,000

$78,948,000 Floating Rate Class B Credit Card Pass-Through Certificates, Series 2005-1

Principal Amount
Morgan Stanley & Co. Incorporated	$59,211,000
Deutsche Bank Securities Inc.	$7,105,320
RBC Capital Markets Corporation	$5,526,360
Calyon Securities (USA) Inc.	$2,368,440
Wachovia Capital Markets, LLC	$2,368,440
Wells Fargo Securities, LLC	$2,368,440
Total	$78,948,000